Exhibit  11

                        EXPERT SOFTWARE, INC.

                   COMPUTATION OF INCOME PER SHARE
                   (In thousands except per share)




                               Three Months Ended   Nine Months Ended
                                 September 30,       September 30,
                                 1997      1996     1997     1996
                                ------   ------    ------   ------
Net income (loss).............. $ 637   $(3,428)   $1,263 $(10,625)
                                ======   ======    ======   ======

Weighted average common stock
outstanding.................... 7,533     7,481     7,518    7,481

Dilutive stock options.........   730        --       541      194
                               -------   ------    ------   ------

Weighted average number of
common stock and common stock
equivalents for primary
earnings per share............. 8,263     7,481     8,059    7,675
                               =======   ======    ======   ======

Net income (loss) per share....$ 0.08    $(0.46)   $ 0.16  $ (1.38)
                               =======   ======    ======   ======





Primary and fully diluted net income (loss) per share are the same for all periods presented.